EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 15, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Origen Financial, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Origen Financial, Inc. on Form S-3 (File No. 333-127931), effective September 14, 2005, Form S-11 (File No. 333-112520), effective May 25, 2005 and on Form S-8 (File No. 333-121279), effective December 15, 2004.
/s/ GRANT THORNTON LLP
Southfield, Michigan
March 15, 2006